Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mohawk Industries, Inc.

We consent to the use of our reports dated March 2, 2009, with respect to the consolidated balance sheets of Mohawk Industries, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, cash flows and comprehensive income for each of the years in the three year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 2, 2009 with respect to the consolidated balance sheets of Mohawk Industries, Inc. and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2008 refers to other auditors. We did not audit the combined consolidated financial statements of Unilin Flooring BVBA and Unilin Holding Inc. and their respective subsidiaries (Unilin Group), which financial statements reflect total revenues constituting approximately 16 percent of the consolidated total for the year ended December 31, 2006. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Unilin Group, is based solely on the report of the other auditors.

As discussed in Note 13 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109, effective January 1, 2007.

/s/ KPMG LLP
KPMG LLP

Atlanta, Georgia

March 9, 2009